EXHIBIT 99

                    Press Release








































NEWS RELEASE

Versus Technology, Inc. Enters Into Exclusive Licensing
Agreement with Precision Tracking FM, Inc.

TRAVERSE CITY, Mich., February 18/PRNewswire/--Versus
Technology, Inc. (Nasdaq Bulletin Board:  VSTI) announced:

Versus Technology, Inc. (``Versus``) and Precision Tracking FM, Inc., of Dallas, Texas, (``PTFM``) have signed an Agreement for Versus to become a licensee of PTFM`s patents and intellectual properties related to infrared tracking technology. Subject to certain existing PTFM license and supply agreements, Versus will become the sole and exclusive PTFM licensee for a period of 10 years, after which Versus` rights will become nonexclusive.

Under the Versus/PTFM Agreement, PTFM desires to withdraw from its infrared technology based products, and will work over the next twelve months to help assure a complete technology transfer to Versus, coupled with a smooth transition to Versus of infrared product manufacturing capabilities, ongoing distribution and customer support activities previously provided by PTFM to its customers.
PTFM has previously been a supplier of infrared components to Versus. In the future, Versus will control component production and distribution.

``We are very pleased with this agreement,`` said Versus` President, Gary Gaisser. ``Versus` infrared patents, especially when combined with the PTFM patents, give Versus a significant base of proprietary intellectual property from which to work. The agreement should also make a solid contribution toward our goal of expanding the Versus product distribution network, especially into markets outside the medical field. And, with the new product enhancements we are working on, Versus` infrared tracking products will continue to be the finest available, offering features and options other products do not have.``

Based in Traverse City, Versus Technology markets infrared tracking systems and related wireless products. For additional information, please call (616) 946-5868 or FAX
(616) 946-6775.

-0-		2/18/97
/CONTACT:  Gary T. Gaisser, 616-946-5868, of Versus
Technology, Inc./(VSTI)





Versus Technology, Inc.  2600 Miller Creek Rd., Traverse
City, MI  49684  616-946-5868   fax 616-946-6775